Trenwick Group Ltd.            LOM Building           Tel  441.292.4985
                                        27 Reid Street         Fax 441.292.4878
                                        Hamilton HM 11
                                        Bermuda

         [LOGO] TRENWICK

         NYSE Symbol: TWK

         Contact: Alan L. Hunte, Executive Vice President and Chief Financial
                  Officer - 441.292.4985

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         For Immediate Release
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             TRENWICK ANNOUNCES AGREEMENT WITH SWISS RE TO PURCHASE
                           TRENWICK PREFERRED SHARES

Hamilton, Bermuda - September 6, 2002 -- Trenwick Group Ltd. ("Trenwick") today announced that European Reinsurance Company of Zurich, a subsidiary of Swiss Reinsurance Company, purchased 550,000 of Trenwick's Series B Cumulative Convertible Perpetual Preferred Shares with a liquidation preference of $100 per share for an aggregate purchase price of $40 million. The purchase was made pursuant to a Second Amended and Restated Catastrophe Equity Securities Issuance Option Agreement between European Re and Trenwick. Concurrently with the purchase of the preferred shares Trenwick and European Re agreed to terminate the pending arbitration proceedings, increase the dividend rate applicable to the preferred shares by 2.0% and reduce the restrictions on European Re's ability to transfer the preferred shares from three years to six months. The preferred shares are convertible after five years into Trenwick's common shares at the higher of Trenwick's book value or common share market value at the time of conversion.

W. Marston Becker, Acting Chairman and Acting Chief Executive Officer of Trenwick, stated, "We are pleased to conclude the exercise of the Catastrophe Option Agreement in a manner satisfactory to both Swiss Re and us."

Background Information

Trenwick is a Bermuda-based specialty insurance and reinsurance underwriting organization with three principal businesses operating through its subsidiaries

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located in the United States, the United Kingdom and Bermuda. Trenwick's
reinsurance business provides treaty reinsurance to insurers of property and casualty risks from offices in the United States and Bermuda. Trenwick's international operations underwrite specialty insurance as well as treaty and facultative reinsurance on a worldwide basis through its London insurer and at Lloyd's. Trenwick's U.S. specialty program insurance business underwrites U.S. property and casualty insurance through specialty program administrators.

Safe Harbor for Forward-Looking Statements

Certain statements made in this press release that are not based on current or historical fact are forward-looking in nature including, without limitation, statements containing words "believes," "anticipates," "plans," "projects," "intends," "expects," "estimates," "predicts," and words of similar import. Such forward-looking statements, including in particular Trenwick's forecast of future earnings, involve known and unknown risks, assumptions, uncertainties, and other factors that may cause actual results, performance, or achievements of Trenwick or its industry to differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements.

Trenwick has identified certain risk factors which could cause actual plans or results to differ substantially from those included in any forward-looking statements. These risk factors are discussed in Trenwick's Securities and Exchange Commission filings, including but not limited to its most recent Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission, and such discussions regarding risk factors are hereby incorporated by reference into this press release. Copies of such Securities and Exchange Commission filings are available from Trenwick or directly from the Securities and Exchange Commission.